EXHIBIT 99.1
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P R E S S   R E L E A S E
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                         LIZ CLAIBORNE OFFERS TO ACQUIRE
                      J. JILL FOR $18.00 PER SHARE IN CASH

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         NEW YORK, NOVEMBER 18, 2005 - Liz Claiborne Inc. (NYSE: LIZ) today announced that it has made a written offer to acquire all outstanding shares of The J. Jill Group, Inc. (NASDAQ: JILL) for $18.00 per share in cash, representing a premium in excess of 40% to J. Jill's closing share price on November 17 of $12.79.

         Having initiated acquisition discussions with J. Jill over two years ago, Liz Claiborne offered in a letter of March 18, 2005 to J. Jill Chief Executive Officer Gordon Cooke to acquire J. Jill at a premium of over 30% at the time. Mr. Cooke flatly rejected the offer even though Liz Claiborne had indicated a willingness to consider a higher price if J. Jill could provide information to justify it. On November 17, Liz Claiborne sent a letter to the J. Jill Board of Directors offering to acquire J. Jill for $18.00 per share in cash (see below).

         "We believe this premium offer represents a compelling opportunity to create value for both J. Jill and Liz Claiborne shareholders," said Paul R. Charron, Chairman and Chief Executive Officer of Liz Claiborne. "Beyond providing J. Jill shareholders immediate liquidity at a significant premium, this strategic combination would enable us to rejuvenate J. Jill's well-regarded but underperforming brand. As part of the larger Liz Claiborne organization, J. Jill would benefit significantly from our product and merchandising expertise, lower sourcing and logistics costs, and increased marketing and advertising support. There would also be enhanced opportunities for J. Jill employees as part of a larger and stronger company. We call on J. Jill's Board to sit down with us immediately to negotiate a mutually beneficial transaction."

         Goldman, Sachs & Co. is acting as financial advisor to Liz Claiborne. Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal advisor.

Following is the text of the letter sent to J. Jill's Board:

         Dear Members of the Board of Directors:

         As Gordon Cooke and I have discussed on several occasions, and as previously set forth in my letter to him of March 18, 2005, we continue to believe that a strategic combination of the J. Jill Group, Inc. and Liz Claiborne, Inc. would provide a compelling opportunity to create value for our respective shareholders.

         We have gone to great lengths during more than two years of discussions with Mr. Cooke to commence negotiations with the intent of reaching a transaction providing a substantial premium to J. Jill shareholders. In my March 18th letter, we offered to pay $17.00 per share in cash for all J. Jill shares, a premium of over 30% at the time. We were very disappointed by Mr. Cooke's letter in response of March 23, 2005, which flatly rejected this premium offer. We were frankly surprised by his unwillingness to engage in any further discussions even though we indicated a willingness to consider an increased offer if J. Jill could provide information to justify it.

         On November 12, 2005, I again called Mr. Cooke and communicated our willingness to pay $18.00 per share in cash for all J. Jill shares. In subsequent conversations, Mr. Cooke informed us that the Board would not be prepared even to begin to consider our offer until the week of December 5th at the earliest. In light of the premium of over 40% that our offer represents, this delay is unwarranted and unacceptable.

         J. Jill has repeatedly missed analyst earnings estimates this year. By Mr. Cooke's own admission in the October 27th earnings press release and conference call, J. Jill's "overall business continues to be disappointing" and its "modest top-line growth is insufficient to support desired levels of profitability" -- a situation that is being exacerbated because the more profitable direct business has suffered from what he characterized as "dramatic deterioration." Mr. Cooke went on to note that the "critically important aspect of the appeal of the merchandise" continues to be a "struggle." Given J. Jill's continuing problems, we believe that now more than ever your shareholders would benefit from a combination of our two companies that would provide the certainty of a substantial cash premium for their shares.

         We remain prepared to offer J. Jill stockholders $18.00 per share in cash. We require a short period of diligence to confirm our offer, and remain willing to consider increasing it if you can demonstrate additional value. Of course, our offer is also subject to execution of a mutually satisfactory agreement. We believe this offer provides a compelling opportunity for your stockholders to realize full value and immediate liquidity for their shares.

         Beyond offering J. Jill shareholders a substantial premium for their shares, we believe a strategic combination with Liz Claiborne will create an opportunity to rejuvenate J. Jill's well-regarded but underperforming brand. With a proven track record of growing brands and an unrivaled understanding of the "young boomer" target market, Liz Claiborne is uniquely positioned to fully leverage J. Jill's distinctive niche in this important market. As part of the larger Liz Claiborne organization, J. Jill would benefit significantly from our product and merchandising expertise, lower sourcing and logistics costs, and increased marketing and advertising support. There would also be enhanced opportunities for J. Jill employees as part of a larger and stronger company.

         It remains our strong preference to work together to negotiate a mutually agreeable transaction. However, we are determined to complete a business combination with J. Jill.

         We are available to sit down immediately with you and your advisors to discuss the terms of our proposal and to negotiate a definitive agreement.

         Very truly yours,

         /s/ Paul R. Charron



ABOUT LIZ CLAIBORNE
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Liz Claiborne Inc. designs and markets an extensive range of women's and men's fashion apparel and accessories appropriate to wearing occasions ranging from casual to dressy. The Company also markets fragrances for women and men. Liz Claiborne Inc.'s brands include Axcess, Belongings, Bora Bora, C & C California, Claiborne, Crazy Horse, Curve, Dana Buchman, Elisabeth, Ellen Tracy, Emma James, Enyce, First Issue, Intuitions, J.H. Collectibles, Juicy Couture, Lady Enyce, Laundry by Shelli Segal, LIZ, Liz Claiborne, Lucky Brand, Mambo, Marvella, Metroconcepts, Mexx, Monet, Monet 2, Realities, Sigrid Olsen, Soul, Spark, Tapemeasure, Tint, Trifari and Villager. In addition, Liz Claiborne Inc. holds the exclusive, long-term license to produce and sell men's and women's collections of DKNY(R) Jeans and DKNY(R) Active, as well as CITY DKNY(R) better women's sportswear in the Western Hemisphere. The Company also has the exclusive license to produce jewelry under the Kenneth Cole New York and Reaction Kenneth Cole brand names.


CONTACTS
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INVESTOR RELATIONS
Robert J. Vill Vice President - Finance and Treasurer +1-201-295-7515

MEDIA
Jane Randel, Vice President, Public Relations, +1-212-626-3408
George Sard/Paul Caminiti/Kim Levy, Citigate Sard Verbinnen, +1-212-687-8080

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THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY
OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF THE J. JILL GROUP.

Statements contained herein that relate to the Company's future performance, including, without limitation, statements with respect to the Company's anticipated results of operations or level of business for 2005 or any other future period, as well as statements relating to the Company's interest in acquiring The J. Jill Group, Inc. and expectations regarding the potential benefits of that transation are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. The Company may change its intentions, belief or expectations at any time and without notice, based upon any change in the Company's assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some factors are beyond the Company's control. Among the factors that could cause actual results to materially differ include risks that a transaction is not consummated with The J. Jill Group, Inc., risks that the potential benefits of that transaction will not be realized, risks related to the continuing challenging retail and macroeconomic conditions, including the levels of consumer confidence and discretionary spending and the levels of customer traffic within department stores, malls and other shopping and selling environments, and a continuation of the deflationary trend in prices for apparel products; risks associated with the Company's dependence on sales to a limited number of large United States department store customers; the impact of consolidation among one or more of the Company's larger customers, such as the recently completed merger between Federated Department Stores, Inc. and The May Department Store Company; risks associated with providing for the succession of senior management; risks related to retailer and consumer acceptance of the Company's products; risks related to the Company's ability, especially through its sourcing, logistics and technology functions, to operate within substantial production and delivery constraints, including risks associated with the possible failure of the Company's unaffiliated manufacturers to manufacture and deliver products in a timely manner, to meet quality standards or to comply with Company policies regarding labor practices or applicable laws or regulations; risks related to the Company's ability to adapt to and compete effectively in the new quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products, as well as lowered barriers to entry; risks associated with the Company's ability to maintain and enhance favorable brand recognition; risks associated with the operation and expansion of the Company's own retail business; risks associated with the Company's ability to correctly balance the level of its commitments with actual orders; risks associated with the Company's ability to identify appropriate acquisition candidates and negotiate favorable financial and other terms, against the background of increasing market competition (from both strategic and financial buyers) for the types of acquisitions the Company has made; risks associated with acquisitions and new product lines and markets, including risks relating to integration of acquisitions, retaining and motivating key personnel of acquired businesses and achieving projected or satisfactory levels of sales, profits and/or return on investment; risks associated with the Company's ability to attract and retain talented, highly qualified executives and other key personnel; risks associated with any significant disruptions in the Company's relationship with, and any work stoppages by, its employees, including its union employees; risks associated with changes in social, political, economic, legal and other conditions affecting foreign operations, sourcing or international trade, including the impact of foreign currency exchange rates, currency devaluations in countries in which the Company sources product; risks associated with war, the threat of war and terrorist activities; work stoppages or slowdowns by suppliers or service providers; risks relating to protecting and managing intellectual property; and such other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices and such other factors as are set forth in our 2004 Annual Report on Form 10-K, including, without limitation, those set forth under the heading "Business-Competition; Certain Risks" and under the heading "Statement Regarding Forward-Looking Statements" and other documents filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.